Exhibit 10.2

Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036

July 1, 2013
To:	Healthways, Inc. 701 Cool Springs Boulevard Franklin, Tennessee 37067 Attention:Chief Financial Officer Telephone No.:615-614-4929 Facsimile No.:615-778-0486

Re:            Call Option Transaction
The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the call option transaction entered into between Morgan Stanley & Co. International plc ("Dealer") and Healthways, Inc. ("Counterparty") as of the Trade Date specified below (the "Transaction").  This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified below.  This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the "Equity Definitions"), as published by the International Swaps and Derivatives Association, Inc. ("ISDA") are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated July 1, 2013 (the "Offering Memorandum") relating to the 1.50% Cash Convertible Senior Notes due 2018 (as originally issued by Counterparty, the "Convertible Notes" and each USD 1,000 principal amount of Convertible Notes, a "Convertible Note") issued by Counterparty in an aggregate initial principal amount of USD 125,000,000 (as increased up to an aggregate principal amount of USD 150,000,000 if and to the extent that the Initial Purchaser (as defined herein) exercises its option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture to be dated July 8, 2013 between Counterparty and U.S. Bank National Association, as trustee (the "Indenture").  In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation.  The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties.  Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended following such date, any such amendment (other than pursuant to Section 10.01(b), (g) or (h) of the Indenture) will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties' entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.            This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the "Agreement") as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date.  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.            The terms of the particular Transaction to which this Confirmation relates are as follows:
General Terms.
Trade Date:	July 1, 2013
Effective Date:	The closing date for the initial issuance of the Convertible Notes
Option Style:	"Modified American", as described under "Procedures for Exercise" below
Option Type:	Call
Buyer:	Counterparty
Seller:	Dealer
Shares:	The common stock of Counterparty, par value USD 0.001 per share (Exchange symbol "HWAY").
Number of Options:	125,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.
Applicable Percentage:	50%
Option Entitlement:	A number equal to the product of the Applicable Percentage and 51.3769.
Strike Price:	USD 19.4640
Premium:	USD 15,312,500
Premium Payment Date:	July 8, 2013
Exchange:	The NASDAQ Global Select Market
Related Exchange(s):	All Exchanges
Excluded Provision:	Each of Section 14.04(g) and Section 14.03 of the Indenture.
Procedures for Exercise.
Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any Convertible Note surrendered for conversion in respect of which Counterparty has elected to designate (and such designation is accepted) a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.12 of the Indenture (regardless of whether such financial institution delivers any amounts due in respect of such Convertible Note, or whether such Convertible Note is resubmitted to Counterparty for conversion following a failure by such financial institution to deliver any such amounts or otherwise).

Free Convertibility Date:	January 1, 2018
Expiration Time:	The Valuation Time
Expiration Date:	July 1, 2018, subject to earlier exercise.
Multiple Exercise:	Applicable, as described under "Automatic Exercise" below.
Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, and subject to Section 9(h)(ii), on each Conversion Date in respect of which a Notice of Conversion (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with "Notice of Exercise" below.
Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.
Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under "Automatic Exercise" above, in order to exercise any Options, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options and (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date; provided that in respect of Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the number of such Options.
Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
"'Market Disruption Event' means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or future contracts relating to the Shares."
Settlement Terms.
Settlement Method:	Cash Settlement
Cash Settlement:	In lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date, the Option Cash Settlement Amount in respect of any Option exercised or deemed exercised hereunder. In no event will the Option Cash Settlement Amount be less than zero.
Option Cash Settlement Amount:	In respect of any Option exercised or deemed exercised, an amount in cash equal to (A) the sum of the products, for each Valid Day during the Settlement Averaging Period for such Option, of (x) the Option Entitlement on such Valid Day multiplied by (y) the Relevant Price on such Valid Day less the Strike Price, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation contained in clause (y) above results in a negative number, such number shall be replaced with the number "zero".
Valid Day:	A "Trading Day" (as defined in the Indenture).
Scheduled Valid Day:	A "Scheduled Trading Day" (as defined in the Indenture).
Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page HWAY <equity> AQR (or any successor thereto if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option:
(i)	if the related Conversion Date occurs prior to the Free Convertibility Date, the 80 consecutive Valid Days commencing on, and including, the second Valid Day following such Conversion Date; or
(ii)	if the related Conversion Date occurs on or following the Free Convertibility Date, the 80 consecutive Valid Days commencing on, and including, the 82nd Scheduled Valid Day immediately prior to the Expiration Date.
Settlement Date:	For any Option, the date cash is paid under the terms of the Indenture with respect to the conversion of the Convertible Note related to such Option.
Settlement Currency:	USD
3.            Additional Terms applicable to the Transaction.
Adjustments applicable to the Transaction:
Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a "Potential Adjustment Event" means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the "Conversion Rate" or the composition of a "unit of Reference Property" or to any "Last Reported Sale Price", "Daily VWAP" or "Daily Conversion Value" (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).
Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if the Calculation Agent in good faith disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner after consultation with Counterparty.

Dilution Adjustment Provisions:	Section 14.04 (a), (b), (c), (d), (e) and Section 14.05 of the Indenture.
Extraordinary Events applicable to the Transaction:
Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a "Merger Event" means the occurrence of any event or condition set forth in the definition of "Merger Event" in Section 14.07(a) of the Indenture.
Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a "Tender Offer" means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.
Consequence of Merger Events /
Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer, will not be a corporation or will not be the Issuer following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) may apply at Dealer's sole election; and provided further that, for the avoidance of doubt, no such adjustment shall impact the amount payable to Counterparty under Section 9(h)(ii) upon conversion of the Convertible Notes in connection with a "Make-Whole Fundamental Change" (as defined in the Indenture).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:
Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the word "Shares" with the phrase "Hedge Positions" in clause (X) thereof and (ii) inserting the parenthetical "(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)" at the end of clause (A) thereof.
Failure to Deliver:	Applicable
Hedging Disruption:	Applicable; provided that:
(i)	Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: "in the manner contemplated by the Hedging Party on the Trade Date" and (b) inserting the following two phrases at the end of such Section:
"For the avoidance of doubt, the term "equity price risk" shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms."; and
(ii)	Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words "to terminate the Transaction", the words "or a portion of the Transaction affected by such Hedging Disruption".

Increased Cost of Hedging:	Not Applicable
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:                                                                            For all applicable Extraordinary Events, Dealer.
Non-Reliance:	Applicable.
Agreements and Acknowledgements
Regarding Hedging Activities:                                                                            Applicable
Additional Acknowledgments:                                                                            Applicable
4.
Calculation Agent.                                                              Dealer, whose judgments, determinations and calculations shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent, upon a written request by Counterparty, the Calculation Agent shall promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models or proprietary information used by it for such determination or calculation.

5.            Account Details.
(a)	Account for payments to Counterparty:
Bank:                                                      Suntrust Bank
Account Name:                                                                      Healthways, Inc Master Operating Account
Acct No.:                                                      1000056392029
Fedwire Routing Number:                                                                      061000104
(b)	Account for payments to Dealer:
Bank: Citibank, N.A.
SWIFT: CITIUS33
Bank Routing: 021-000-089
Acct Name: Morgan Stanley and Co.
Acct. No.: 30632076

6.            Offices.
(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
(b)	The Office of Dealer for the Transaction is: New York
Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036

7.            Notices.

(a)	Address for notices or communications to Counterparty:
Healthways, Inc.
701 Cool Springs Boulevard
Franklin, Tennessee 37067
Attention:                          Chief Financial Officer
Telephone No.:                                        615-614-4929
Facsimile No.:     615-778-0486
(b)	Address for notices or communications to Dealer:
To:	Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1585 Broadway, 5th Floor
New York, NY 10036
Attn:                          Usman Khan
Telephone:                          (212) 761-0955
Facsimile:                          (212) 507-4261
Email:                          Usman.S.Khan@morganstanley.com

With a copy to:	Morgan Stanley & Co. International plc
c/o Morgan Stanley & Co. LLC
1221 Avenue of the Americas, 34th Floor
New York, NY 10020
Attn:                          Anthony Cicia
Telephone:                 (212) 762-4828
Facsimile:                   (212) 507-4338
Email:                         Anthony.Cicia@morganstanley.com

8.         Representations and Warranties of Counterparty.
Each of the representations and warranties of Counterparty set forth in Section 3 of the Purchase Agreement (the "Purchase Agreement"), dated as of July 1, 2013, between Counterparty and J.P. Morgan Securities LLC, as representative of the Initial Purchasers party thereto (the "Initial Purchaser"), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.  Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:
(a)
Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty's part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)
Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by‑laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)
No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the "Securities Act") or state securities laws.

(d)
Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

(e)
Counterparty is an "eligible contract participant" (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.
(g)
No state or local (including any non-U.S. jurisdiction's) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

9.            Other Provisions.
(a)
Opinions.  Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation.  Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)
Repurchase Notices.  Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a "Repurchase Notice") on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 32.875 million (in the case of the first such notice) or (ii) thereafter more than 1.345 million less than the number of Shares included in the immediately preceding Repurchase Notice.  Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an "Indemnified Person") from and against any and all losses (including losses relating to Dealer's hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 "insider", including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney's fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty's failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty's failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding.  Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)
Regulation M.  Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M.  Counterparty shall not, until the Scheduled Trading Day immediately preceding the Effective Date, engage in any such distribution.

(d)
No Manipulation.  Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.
(i)
Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the "Transfer Options"); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)
With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(m) or 9(q) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);
(C)
Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)
Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;
(F)
Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.
(ii)
Dealer may, without Counterparty's consent, transfer or assign all or any part of its rights or obligations under the Transaction (A) to any affiliate of Dealer (1) that has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer's credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Morgan Stanley, or (B) to any other Qualifying Financial Institution. "Qualifying Financial Institution" means any bank, trust company, broker, dealer, insurance company, other financial intermediary or holding company that controls one or more of the foregoing entities that, in each case, (i) is regulated (or whose guarantor is regulated) as to matters of financial integrity and soundness by a financial regulator of a G10 member country; (ii)  if such transferee did not enter into a call option transaction substantially similar to the Transaction with Counterparty on the date hereof, has (or whose guarantor has) shareholders' equity (or an applicable comparable measure of net worth) of not less than U.S. $50 billion; and (iii) has a rating for its long term, unsecured and unsubordinated indebtedness equal to or better than A by Standard and Poor's Rating Group, Inc. or its successor ("S&P"), or A2 by Moody's Investor Service, Inc. ("Moody's") or, if either S&P or Moody's ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer.  If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an "Excess Ownership Position"), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the "Terminated Portion"), such that following such partial termination no Excess Ownership Position exists.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction.   The "Section 16 Percentage" as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and each person subject to aggregation of Shares with Dealer under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder directly or indirectly beneficially own (as defined under Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) and (B) the denominator of which is the number of Shares outstanding.  The "Option Equity Percentage" as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The "Share Amount" as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a "Dealer Person") under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares ("Applicable Restrictions"), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The "Applicable Share Limit" means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)
Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer's obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)
Ratings Decline.  If at any time the long term, unsecured and unsubordinated indebtedness of Dealer is rated Ba1 or lower by Moody's or BB+ or lower by S&P (any such rating, a "Ratings Downgrade"), then Counterparty may, at any time following the occurrence and during the continuation of such Ratings Downgrade, provide written notice to Dealer specifying that it elects for this Section 9(f) to apply (a "Trigger Notice").  Upon receipt by Dealer of a Trigger Notice from Counterparty, Dealer shall promptly elect that either (i) the parties shall negotiate in good faith terms for collateral arrangements pursuant to which Dealer is required to provide collateral (including, but not limited to, equity or equity-linked securities issued by Counterparty) to Counterparty in respect of the Transaction with a value equal to the full mark-to-market exposure of Counterparty under the Transaction, as determined by Dealer in a good faith commercially reasonable manner, or (ii) an Additional Termination Event shall occur and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, and (B) the Transaction shall be the sole Affected Transaction.

(g)
Role of Agent.  Morgan Stanley & Co. LLC ("MS&CO") is acting as agent for both parties but does not guarantee the performance of either party. (i) Neither Dealer nor Counterparty shall contact the other with respect to any matter relating to the Transaction without the direct involvement of MS&CO; (ii) MS&CO, Dealer and Counterparty each hereby acknowledges that any transactions by Dealer or MS&CO with respect to Shares will be undertaken by Dealer as principal for its own account; (iii) all of the actions to be taken by Dealer and MS&CO in Connection with the Transaction shall be taken by Dealer or MS&CO independently and without any advance or subsequent consultation with Counterparty; and (iv) MS&CO is hereby authorized to act as agent for Counterparty only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Transaction.

(h)	Additional Termination Events.
(i)	Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the acceleration of Counterparty's payment obligations under the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.
(ii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth under "Notice of Exercise" above, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate pursuant to Section 14.03 of the Indenture in connection with a "Make-Whole Fundamental Change" (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 9(h)(ii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the "Make-Whole Conversion Options") equal to the lesser of (A) the number of such Options specified in such Notice of Exercise and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options multiplied by (2) the Conversion Rate (after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03 of the Indenture) multiplied by (3) the "Stock Price" (as defined in the Indenture) for the relevant "Make-Whole Fundamental Change" over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.
(i)	Amendments to Equity Definitions.
(i)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word "or" after the word "official" and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor "or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer."

(ii)
Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing "either party may elect" with "Dealer may elect" and (2) replacing "notice to the other party" with "notice to Counterparty" in the first sentence of such section.

(j)
Setoff.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties whether arising under any other agreements, applicable law or otherwise.

(k)	[Reserved.]
(l)
Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction.  Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(m)
Registration.  Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares ("Hedge Shares") acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer.

(n)
Tax Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(o)
Right to Extend.  Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its discretion, that such action is reasonably necessary or appropriate to preserve Dealer's hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(p)
Securities Contract; Swap Agreement.  The parties hereto intend for (i) the Transaction to be a "securities contract" and a "swap agreement" as defined in the Bankruptcy Code (Title 11 of the United States Code) (the "Bankruptcy Code"), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party's right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a "contractual right" as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a "margin payment" or "settlement payment" and a "transfer" as defined in the Bankruptcy Code.

(q)	Notice of Certain Other Events. Counterparty covenants and agrees that:
(i)
promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the types and amounts of consideration that holders of Shares have elected to receive upon consummation of such Merger Event (the date of such notification, the "Consideration Notification Date"); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)
promptly following any adjustment to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer, Counterparty shall give Dealer written notice of the details of such adjustment.

(r)
Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 ("WSTAA"), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party's otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(s)
Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(t)
Early Unwind. In the event the sale of the "Underwritten Securities" (as defined in the Purchase Agreement) is not consummated with the Initial Purchaser for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the "Early Unwind Date"), the Transaction shall automatically terminate (the "Early Unwind") on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(u)
Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Yours faithfully,
MORGAN STANLEY & CO. INTERNATIONAL PLC

By:	/s/ Joseba Picaza
Name: Joseba Picaza
Title:   Executive Director
MORGAN STANLEY & CO. LLC

By:	/s/ Serkan Savasoglu
Name: Serkan Savasoglu
Title:   Managing Director
[Signature Page to Call Option Confirmation – Morgan Stanley & Co. International plc]

Confirmed and Acknowledged as of the date first above written:

HEALTHWAYS, INC.

By:	/s/ Alfred Lumsdaine
Name: Alfred Lumsdaine
Title:   Chief Financial Officer

[Signature Page to Call Option Confirmation – Morgan Stanley & Co. International plc]